Exhibit 2.1

AMENDMENT NO. 1 TO THE ASSET PURCHASE AGREEMENT

This AMENDMENT NO. 1 TO THE ASSET PURCHASE AGREEMENT (this “Amendment”) is made and entered into as of October 28, 2016 by and between Extreme Networks, Inc., a Delaware corporation (“Buyer”) and Zebra Technologies Corporation, a Delaware corporation (“Seller”), and amends that certain Asset Purchase Agreement (as amended, the “Agreement”), by and between Buyer and Seller, dated as of September 13, 2016.  Any capitalized term used and not otherwise defined in this Amendment shall have the meaning ascribed to it in the Agreement.

RECITALS

A.	The Parties entered into that certain Asset Purchase Agreement, dated as of September 13, 2016 (the “Original Agreement”).
B.	Pursuant to Section 11.8 of the Agreement, the Parties desire to amend the Original Agreement, effective as of the date of this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, conditions and agreements set forth herein, and for other good and valuable consideration, the sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Definition of Agreement. As used in the Original Agreement, the defined term “Agreement” shall mean the Original Agreement as amended by this Amendment.
2.	Certain Definitions.
(a)

The following definitions of “India Business,” “India Business Transfer Date,” “India Closing Date,” “India Outside Date,” “STPI” and “STPI Approvals” are hereby inserted into Section 1.1 of the Agreement:

“India Business” means the Purchased Assets and Assumed Liabilities located in India.

“India Business Transfer Date” means the date on which both of the following have occurred: (i) the India Business Valuation has been finally accepted and agreed to by the Parties pursuant to Section 2.9(c) and (ii) the STPI Approvals shall have been obtained; provided, however, that upon written notice from either Buyer or Seller to the other Party on or following the India Outside Date, the receipt of the STPI Approvals shall not be a condition to the obligation of the Parties to consummate the transfer of the India Business under this Agreement and clause (ii) shall be deemed satisfied for purposes of determining the India Business Transfer Date.

“India Closing Date” means the date of the closing of the transfer of the India Business under this Agreement and pursuant to a Local Asset Transfer Agreement.

“India Outside Date” means December 31, 2016.

“STPI” the Software Technology Parks of India.

“STPI Approvals” means all filings with, and consents and approvals of, the relevant authorities under the STPI Laws, including, inter-alia, customs bonded warehouse license, appropriate capital goods import limits and approvals, required to enable Seller (or its Subsidiaries) to transfer the India Business to Buyer (or its Subsidiaries) without incurring any additional Taxes specifically resulting under STPI Laws in connection with such transfer.

3.	Delayed Transfer of India Business. The following is hereby inserted into the Original Agreement following Section 2.9(b) of the Original Agreement as a new Section 2.9(c):

“(c)Delayed Transfer of India Business.

(i)The Parties hereby acknowledge and agree that (i) the India Business shall not be transferred to Buyer on the Closing Date, (ii) the India Business shall not be deemed to be Purchased Assets as of the Closing Date and (iii) there shall be not any reduction in the Purchase Price related thereto.  From and after the Closing until the India Closing Date, Buyer and Seller shall use commercially reasonable efforts to, as promptly as practicable following the Closing, (A) finalize the terms of and enter into the Sublease Agreement (and obtain the consent of the relevant landlord in connection therewith, if required) for the fourth floor of the Leased Premises (as defined in the Sublease Agreement) for a period of eight months following the Closing Date, (B) cause such portion of the Leased Premises to be de-bonded by Seller’s relevant Subsidiary in India and simultaneously bonded by Buyer’s relevant Subsidiary in India under the STPI Laws without causing Seller (or its Subsidiaries) to pay any additional Tax resulting specifically from failure to receive the STPI Approvals with respect thereto, (C) obtain (at the shared equal expense of Buyer and Seller) a customary third-party valuation of the India Business (the “India Business Valuation”) and (D) obtain the STPI Approvals required to enable Seller (or its Subsidiaries) to transfer the India Business to Buyer (or its Subsidiaries) without incurring any additional Taxes resulting specifically under STPI Laws in connection with such transfer.  Following the delivery of the India Business Valuation, the Parties shall negotiate in good faith to resolve any matters in dispute thereto, but in the event they do not reach a final resolution within fifteen (15) days after the delivery of the India Business Valuation, such dispute shall be resolved in accordance with the dispute resolution provisions described in Section 2.6(b).  The Parties shall (and shall cause their respective Subsidiaries to) transfer the India Business from Seller (or its Subsidiaries) to Buyer (or its Subsidiaries) pursuant to a Local Asset Transfer Agreement on or as soon as practicable after the India Business Transfer Date.  On and after the India Closing Date, the India Business shall be deemed to be Purchased Assets and Assumed Liabilities for all purposes of this Agreement.  For the avoidance of doubt, nothing contained in this Section shall prevent Buyer (or its Subsidiaries) from employing any Transferred Employee at or following the Closing.

(ii)From and after the Closing, and until the India Closing Date, the India Business shall be held for Buyer’s benefit and account and shall be managed and operated by Seller for Buyer’s benefit and account, with all gains, income, losses, Liabilities, Taxes or other items generated thereby to be for Buyer’s account, in each case, as if the transfer of the India Business had occurred at the Closing in accordance with and subject to the terms of this Agreement.

(iii)In the event the STPI Approvals have not been obtained prior to the India Business Transfer Date in accordance with the proviso set forth in the definition of India Business Transfer Date, the Parties agree that all additional Taxes of Seller (or its Subsidiaries) arising as a result thereof shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller.”

4.	India Reimbursement. The following sentences are hereby added to the end of Section 2.5 of the Original Agreement:

“On the India Closing Date, in consideration for the sale, conveyance, transfer, assignment and delivery of the India Business by Seller (or its Subsidiaries) to Buyer (or its Subsidiaries), Buyer shall cause its relevant Subsidiary in India to pay to Seller’s relevant Subsidiary in India, pursuant to and in accordance with the Local Asset Transfer Agreement for the transfer of the India Business, an amount in cash in Indian rupees equal to the value assigned to the India Business pursuant to the India Business Valuation (the “India Business Reimbursement Amount”) by wire transfer of immediately available funds to an account designated in writing by Seller.  Within two (2) Business Days following the India Closing Date, Seller shall pay to Buyer by wire transfer of immediately available funds to an account designated in writing by Buyer an amount in United States dollars equal to the India Business Reimbursement Amount converted to United States dollars at the exchange rate published by the Wall Street Journal, United States Edition, on the India Closing Date (or if the Wall Street Journal is not published on such date, the first date thereafter on which the Wall Street Journal is published).”

5.	Closing Timing. The last sentence of Section 2.9(a) of the Original Agreement is hereby amended by replacing “12:01 a.m., Central Time” with “11:59 p.m., Central Time”.
6.

Treatment of Accounts Payable.  Section 2.4(d) of the Original Agreement is hereby replaced with the following:  “all Liabilities for or in respect of Indebtedness or in respect of accounts payable or trade payables of the Business related to goods or services delivered on or prior to the Closing Date;”.

7.	No Other Modification. Except as specifically modified by this Amendment, the terms of the Agreement shall remain in full force and effect.

8.	Headings. The section headings contained in this Amendment are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Amendment.
9.

Counterparts. This Amendment may be executed in multiple counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (pdf)), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

10.

Governing Law. This Amendment, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Amendment or the negotiation, execution or performance of this Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to conflicts of laws or the choice of law principles of any jurisdiction.

11.

Amendment and Waiver. Any provision of this Amendment may be amended or waived only in a writing signed by Buyer and Seller. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

12.

Waiver of Trial by Jury.  EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.

13.

CONSENT TO JURISDICTION AND SERVICE OF PROCESS.  THE PARTIES TO THIS AMENDMENT SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS LOCATED IN WILMINGTON, DELAWARE OR THE COURTS OF THE UNITED STATES LOCATED IN WILMINGTON, DELAWARE IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AMENDMENT AND

BY THIS AMENDMENT WAIVE, AND AGREE NOT TO ASSERT, ANY DEFENSE IN ANY ACTION FOR THE INTERPRETATION OR ENFORCEMENT OF THIS AMENDMENT, THAT THEY ARE NOT SUBJECT THERETO OR THAT SUCH ACTION MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS OR THAT THIS AMENDMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS OR THAT THEIR PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE ACTION IS BROUGHT IN AN INCONVENIENT FORUM, OR THAT THE VENUE OF THE ACTION IS IMPROPER. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON EITHER PARTY BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN SECTION 11.9 OF THE AGREEMENT.

[Remainder of Page Intentionally Left Blank]

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 to the Asset Purchase Agreement effective as of the date and year first above written.

EXTREME NETWORKS, INC.
By:/s/ KATY MOTIEY
Name: Katy Motiey
Title: Executive Vice President, Chief Administrative Officer - Human Resources, Legal and Secretary

ZEBRA TECHNOLOGIES CORPORATION
By:/s/ MICHAEL CHO
Name: Michael Cho
Title: Senior Vice President of Corporate Development

Signature Page to Amendment No. 1 to the Asset Purchase Agreement